EXHIBIT 21.1
LIST OF ACTIVE SUBSIDIARIES OF MSX INTERNATIONAL, INC.

MSX International (Holdings), Inc.	(Delaware)

MSX International Services (Holdings), Inc.	(Delaware)
MSX International Canada Limited	(Canada)

MSX International European (Holdings), L.L.C.	(Delaware)
MSX International Netherlands (Holdings) C.V. (1)	(Netherlands)
MSX International Netherlands B.V.	(Netherlands)
MSX International do Brasil Ltda.	(Brazil)
MSX International Australia Pty Limited	(Australia)
MSX International Sweden AB	(Sweden)
MSX International Holdings Italia S.r.l.	(Italy)
Satiz S.r.l.	(Italy)
Satiz do Brasil Ltda	(Brazil)
Satiz Poland Sp.zo.o.	(Poland)
MSX International TechServices, S.A.	(Spain)
MSX International Business Services France	(France)
MSX International Holdings Limited	(UK)
MSX International Limited	(UK)
MSX International GmbH	(Germany)
MSX International Engineering GmbH	(Germany)

MSX International Engineering Services, Inc.	(Delaware)
Pilot Computer Services, Incorporated	(California)
MegaTech Engineering, Inc.	(Michigan)
Chelsea Computer Consultants, Inc.	(New York)
Millennium Computer Systems, Inc.	(New York)
Management Resources International, Inc.	(Michigan)
MSX International Platform Services, LLC (2)	(Michigan)
Intranational Computer Consultants	(California)
Programming Management & Systems, Inc.	(Missouri)
MSX International Strategic Technology, Inc.	(Michigan)

MSX International DealerNet Services, Inc.	(Delaware)
MSX International DealerNet Services B.V.	(Netherlands)

(1)	Owned jointly by MSX International (Holdings), Inc., MSX International Services (Holdings), Inc., and MSX International European Holdings LLC.

(2)	Owned jointly by MSX International Engineering, Inc. (1%) and Management Resources International, Inc. (99%)